HemaCare Corporation

                                EXHIBIT 11

                 Basic and Diluted Net Income per Share

                                                Three months ended
                                                     March 31,
                                           ---------------------------
                                              2004           2003
                                           -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................      7,756,060      7,751,060
                                           ===========    ===========

                   Net income.........     $  246,000     $    8,000
                                           ===========    ===========

Basic net income share................     $     0.03    $      0.00
                                           ===========    ===========

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,756,060      7,751,060

Dilutive common equivalent shares
  attributable to stock options and
  warrants based on average market
  price)..............................        191,000         82,458
                                           -----------    -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share...........      7,947,060      7,833,518
                                           ===========    ===========

               Net income.............     $  246,000     $    8,000
                                           ===========    ===========

Diluted net income per share .........     $     0.03   $       0.00
                                           ===========    ===========

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